As filed with the Securities and Exchange Commission on September 15, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

Manugistics Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-1469385
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

MANUGISTICS GROUP, INC.
9715 Key West Avenue
Rockville, Maryland 20850
(Address of Principal Executive Offices)

(301) 255-5000
(Registrant’s telephone number, including area code)

2003 Employee Stock Option Grant to Jeremy P. Coote,
President
(Full title of the plans)

Gregory J. Owens
Chief Executive Officer and Chairman of the Board
Manugistics Group, Inc.
9715 Key West Avenue
Rockville, Maryland 20850
(301) 255-5000
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Timothy T. Smith,
Senior Vice President and General Counsel
Manugistics Group, Inc.
9715 Key West Avenue
Rockville, Maryland 20850
(301) 255-5000

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
	Title of		Maximum	Maximum
	Securities	Amount	Offering	Aggregate	Amount of
	to be	to be	Price	Offering	Registration
Name of Plan	Registered	Registered	Per Share	Price	Fee (1)

Option Grants to Coote	Common Stock, par $0.002	400,000	$5.5350	$2,214,000	$179.1126

(1)	Calculated pursuant to rule 457(h) under the Securities Act of 1933, on the basis of the exercise prices of the stock options previously granted.

The Registration Statement also covers an indeterminate number of additional shares that may be necessary to adjust the above-referenced Grants as the result of any future stock split, stock dividend, or similar adjustment of the Registrant’s outstanding stock.

EXPLANATORY NOTE

     In accordance with the Note to Part I of Form S-8, the information specified by Part I has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by Manugistics Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are hereby incorporated by reference in this Registration Statement:

     (1)  The Registrant’s Annual Report on Form 10-K for the year ended February 28, 2003, as filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

     (2)  All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the 1934 Act since the fiscal year ended February 28, 2003, and

     (3)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A under the 1934 Act, and including any amendment or report filed to update the description.

     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the Common Stock covered hereby has been passed upon for Manugistics Group, Inc., by Susan E. Pendery, Deputy General Counsel. Ms. Pendery holds options to acquire Common Stock of the Registrant as a participant in the Registrant’s option plans. She is not eligible to participant in the plan with respect to which shares are being registered hereunder.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article 8 of the Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) contains certain provisions permitted under the General Corporation Law of Delaware (“Delaware GCL”) which eliminate the personal liability of directors for monetary damages for a breach of the director’s fiduciary duty, except for: (i) breach of a director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends, stock purchase or stock redemption, or (iv) any transaction from which the director derives any improper personal benefit. Article 8 of the Certificate of Incorporation also provides that a director’s liability shall be eliminated or limited to the fullest extent permitted by the Delaware GCL, as amended from time to time. Article 9 of the Certificate of Incorporation and Article 8 of the Registrant’s Amended and Restated By-Laws also contain provisions indemnifying the Registrant’s directors, officers and employees to the fullest extent permitted by the Delaware GCL.

Section 145 of the General Corporation Law of the State of Delaware sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

In addition, the Registrant maintains officer and director liability insurance for the benefit of its officers and directors.

William H. Janeway, a partner of Warburg Pincus & Co. and a Vice Chairman and member of Warburg Pincus LLC, is indemnified by Warburg Pincus Private Equity VIII, L.P. in connection with his service on the board of directors of the Registrant.

ITEM 7. EXEMPTIONS FROM REGISTRATION CLAIMED

     Not Applicable

ITEM 8. EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

5	Opinion of Susan E. Pendery

10.1	Employment Letter Granting Options to Jeremy P. Coote incorporated herein by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the period ended May 31, 2003 filed with the Securities and Exchange Commission on July 15, 2003.

10.2	Form of Option Agreement

23.1	Consent of Deloitte & Touche LLP, Independent Certified Public Accountants

23.2*	Consent of Susan E. Pendery

* Included in Exhibit 5

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section (a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the

SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockville, Maryland on the 15th day of September 2003.

MANUGISTICS GROUP, INC.

By:	/s/ Gregory J. Owens

Gregory J. Owens Chairman of the Board and Chief Executive Officer

Signature and Power of Attorney

Each of the undersigned directors of Manugistics Group, Inc. whose signature appears below hereby appoints Gregory G. Owens and Raghavan Rajaji, jointly and individually, as attorneys-in-fact for the undersigned with full power of substitution, to execute in his name and on behalf of such person, individually, and in each capacity stated below, this Registration Statement on Form S-8 and one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to file any such amendment (including exhibits thereto and other documents in connection herewith) to this Registration Statement on Form S-8 with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Owens Gregory J. Owens	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	September 15, 2003

/s/ Raghavan Rajaji Raghavan Rajaji	Executive Vice President and and Chief Financial Officer (Principal Financial Officer)	September 15, 2003

Signature	Title	Date

/s/ Jeffrey T. Hudkins Jeffrey T. Hudkins	Vice President, Controller, and Chief Accounting Officer (Principal Accounting Officer)	September 15, 2003

/s/ J. Michael Cline J. Michael Cline	Director	September 15, 2003

/s/ Lynn C. Fritz Lynn C. Fritz	Director	September 15, 2003

/s/ Joseph H. Jacovini Joseph H. Jacovini	Director	September 15, 2003

/s/ William H. Janeway William H. Janeway	Director	September 15, 2003

/s/ Kevin C. Melia Kevin C. Melia	Director	September 15, 2003

/s/ William G. Nelson William G. Nelson	Director	September 15, 2003

/s/ Thomas S. Skelton Thomas A. Skelton	Director	September 15, 2003

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of Susan E. Pendery

10.1	Employment Letter Granting Options to Jeremy P. Coote incorporated herein by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q for the period ended May 31, 2003 filed with the Securities and Exchange Commission on July 15, 2003.

10.2	Form of Option Agreement

23.1	Consent of Deloitte & Touche LLP, Independent Certified Public Accountants

23.2*	Consent of Susan E. Pendery

* Included in Exhibit 5.